EXHIBIT 10.3

EMPLOYMENT AGREEMENT

THIS EMPLOYMENT AGREEMENT (this “Agreement”), effective as of March 1, 2001  (the “Effective Date”), by and between THE COMMERCIAL AND SAVINGS BANK OF MILLERSBURG, an Ohio state bank with its principal office located at 6 West Jackson Street, Millersburg, Ohio 44654 (“Bank”), and Kelly W. George, a resident of Ohio (“Employee”).

W I T N E S S E T H:

WHEREAS, Bank is a state bank duly organized and validly existing under the laws of the state of Ohio and engages in banking activities;

WHEREAS, Employee has knowledge, experience and expertise in the area of business of Bank, and Bank wishes to obtain the benefits of Employee’s knowledge, experience and expertise; and

WHEREAS, Bank desires to employ Employee on the terms and subject to the conditions set forth herein and subject to approval, permission and determinations of safety, soundness and fairness of any and all regulatory entities, and Employee is willing to accept employment on such terms and conditions.

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties, intending to be legally bound, agree as follows:

1.

Employment.  On the terms and subject to the conditions set forth in this Agreement and subject to approval, permission and determinations of safety, soundness and fairness of any and all regulatory entities, Bank shall employ Employee to serve as Senior Vice President and Chief  Lending Officer, and perform all services and duties, as set forth on Exhibit 1, attached hereto and made a part hereof.  Employee hereby agrees that Bank have the ability to revise the title, duties and responsibilities of Employee as set forth hereunder, at any time, in the sole discretion of Bank except that Employee's titles, duties and responsibilities cannot be revised to a title or position to one that is generally considered in the industry to have less responsibility or authority.  Employee shall devote Employee’s entire productive time, ability and attention to the business of Bank and shall not directly or indirectly render any services of a business, commercial or professional nature to any other person or organization, whether for compensation or otherwise, without prior consent of the immediate supervisor of Employee.

2.

Compensation.

2.1

Base Salary.  As consideration for Employee's services as an employee hereunder, Bank agrees to pay Employee, and Employee agrees to accept, an annual base salary of $95,000 (“Base Salary”).  The Base Salary, as so determined, shall be payable in equal biweekly installments.  It is further understood and agreed that during the term of Employee’s status as an Employee, Employee shall be subject to the withholding of taxes as required by law.

The Board of Directors of Bank may determine, in its sole discretion, to pay a bonus to Employee.  The Bonus shall be paid to Employee within ninety (90) days after the end of the period during which the Bonus is earned.

2.2

Benefits.  Employee shall be entitled to participate in any insurance or other benefit plans now or hereafter provided or made available to employees of Bank generally; provided, however that nothing contained in this Agreement shall require Bank to establish, maintain or continue any such benefits already in existence or hereafter adopted for employees of Bank.

2.3

Vacation.  Employee shall be entitled to annual vacation and leave time of four (4) weeks at full pay.  Unused vacation time may not be carried from one calendar year to another calendar year.

3.

Term and Termination.

3.1

Term.  Employee shall be employed for a two (2) year term commencing on the Effective Date hereof, and ending on the second anniversary of the Effective Date, unless sooner terminated in accordance with the provisions of this Agreement.

3.2

Termination.

(a)

Death or Disability.  If Employee dies or becomes disabled to the extent that Employee cannot perform his duties under this Agreement for a period of more than sixty (60) consecutive days (the “Disability Period”), this Agreement shall cease and terminate on the date of Employee’s death or conclusion of the Disability Period, as applicable.

(b)

Termination for Cause or with Good Reason.  If this Agreement is terminated by Bank for Cause (as defined herein) or by Employee with Good Reason (as defined herein), this Agreement and the employment of Employee shall cease and terminate as of such date.  “Cause” shall be defined as (i) commission of an act of dishonesty in the course of Employee's duties hereunder;  (ii) conviction (whether as a result of a trial or plea, including a plea of nolo contendere) by a court of competent jurisdiction of a crime constituting a felony or conviction (whether as a result of a trial or plea, including a plea of nolo contendere) with respect to any act involving fraud, dishonesty, or moral turpitude; (iii) Employee's continued, habitual intoxication or performance under the influence of controlled substances during working hours; (iv) frequent or extended, and unjustifiable (not as a result of incapacity or disability) absenteeism or (v) Employee’s continued  inability or refusal to perform the duties and responsibilities described in this Agreement and any Exhibits hereto, if (A) Bank shall have given Employee prior written notice of the reason therefor and (B) a period of ten (10) days following receipt by Employee of such notice shall have lapsed and the matters which constitute or give rise to such Cause shall not have been cured or eliminated by Employee.  “Good Reason” shall be defined as (i) a reduction in Employee's rate of Base Salary; (ii) a transfer of Employee's primary place of employment to a location more than twenty-five (25) miles from the city limits of Millersburg, Ohio, without written consent of Employee; (iii) a change in Employee's title or position to one that is generally considered in the industry to have less responsibility or authority; or (iv) a material breach of this Agreement by Bank, which shall not have been cured within ten (10) days after Employee shall have advised Bank in writing of his or her intention to terminate his or her employment for Good Reason in the event such condition shall not have been cured, provided, however, that if such matters are of a nature that same cannot be cured or eliminated within such ten (10) day period, such period shall be extended for up to thirty (30) days if Bank shall be endeavoring diligently and in good faith to cure or eliminate such matters.

3.3

Termination Without Cause.  Bank may terminate Employee’s employment at any time without Cause, or Employee may terminate this Agreement for Good Reason, by giving thirty (30) days advance notice in writing to Employee or Bank, respectively.  In addition to the benefits payable under Section 3.4, Employee shall be entitled upon termination of employment described in this Section 3.3 to receive payment of an additional one hundred eighty (180) days of Base Salary, payable biweekly.

3.4

Employee’s Rights Upon Termination.  In the event that this Agreement is terminated by Bank for Cause, Employee shall receive all Base Salary and benefits earned through Employee’s final day of employment.  Any earned but unpaid Base Salary and benefits shall be paid to Employee within thirty (30) days of Employee’s final day of employment.  Employee’s rights upon termination shall be subject to determinations of safety, soundness and fairness of any and all regulatory entities.

4.

Covenant Not to Compete.  From the Effective Date and for a period of one hundred eighty (180) days following the termination of this Agreement for Cause, Employee shall not, without prior written consent of Bank, engage in any business activity, directly or indirectly, on his own behalf or as a partner, shareholder (except by ownership of less than five percent (5%) of the stock of a publicly-held bank or corporation), director, trustee, principal, agent, employee, consultant or otherwise of any bank, thrift, savings and loan or credit union having and office or branch within a 25-mile radius of any of Bank’s offices or branches.  From the Effective Date and for a period of three (3) months following the termination of this Agreement for Good Reason by Employee or without Cause by Bank, Employee shall not, without prior written consent of Bank, engage in any business activity, directly or indirectly, on his own behalf or as a partner, shareholder (except by ownership of less than five percent (5%) of the stock of a publicly-held bank or corporation), director, trustee, principal, agent, employee, consultant or otherwise of any bank, thrift, savings and loan or credit union having and office or branch within a 25-mile radius of any of Bank’s offices or branches.

5.

Change in Control.

5.1

Change in Control.  Upon the occurrence of a Change in Control (as herein defined)

the Bank shall provide Change in Control Benefits to Employee as set forth below.  A “Change in Control” for the purposes of this Agreement shall be deemed to have occurred if either (i) any person, together with his, her or its Affiliates or Associates, acquires beneficial ownership, directly or indirectly, of shares of CSB Bancorp, Inc. ("CSB"), entitling such person, together with such Affiliates or Associates, to cast more than twenty percent (20%) of the votes eligible to be cast at any meeting of shareholders of CSB, (ii) a change occurs in the acquisition of the ability to control the election of a majority of CSB's or Bank's directors, (iii) a change occurs in the acquisition of a controlling influence over the management or policies of CSB or Bank by any person or by persons acting as a “group” (within the meaning of Section 13(d) of the Securities Exchange Act of 1934) or (iv) during any period of two consecutive years, individuals (the "Continuing Directors") who at the beginning of such period constitute the Board of Directors of CSB (the "Existing Board") cease for any reason to constitute at least a majority thereof, provided that any individual whose election or nomination for election as member of the Existing Board was approved by a vote of at least a majority of the Continuing Directors then in office shall be considered a Continuing Director.  For purposes of this definition, a person shall be deemed the “beneficial owner” of any shares of CSB (i) which such person or any of its Affiliates or Associates, as defined below, beneficially owns, directly or indirectly; (ii) which such person or any of its Affiliates or Associates, has directly or indirectly, (A) the right to acquire (whether such right is exercisable immediately or only after the passage of time), pursuant to any agreement, arrangement or understanding or upon the exercise of conversion rights, exchange rights, warrants or options, or otherwise, or (B) the right to vote pursuant to any agreement, arrangement or understanding or (iii) which are beneficially owned, directly or indirectly, by any other person with which such person or any of its Affiliates or Associates has any agreement, arrangement or understanding for the purpose of acquiring, holding, voting or disposing of any shares of CSB.  For purposes of this Agreement, a  “person” shall mean any individual, firm, company, partnership, other entity or group, and the terms “Affiliate” or “Associate” shall have the respective meanings ascribed to such terms in Rule 12b-2 of the General Rules and Regulations promulgated by the Securities and Exchange Commission under the Securities Exchange Act of 1934, as of the date hereof.  Provided however, that a Change of Control shall not be deemed to have resulted from any transfer (i) to CSB; (ii) to a fiduciary for the benefit of the transferring owner or his spouse or lineal descendants or (iii) by will or by operation of the laws of descent and distribution.

5.2

Change in Control Benefits.    The Change in Control benefits that Employee shall be entitled to receive in accordance with the provisions hereof are as follows:

(a)

Employee shall receive his or her Base Salary for a two (2) year period following termination of employment pursuant to Section 5.1, above.  Such Base Salary shall be paid periodically at the same frequency as prior to the termination of employment.

(b)

The Bank shall provide to Employee continued coverage for one (1) year under a health plan with benefits the same or similar to those Employee had with Bank prior to the Change in Control.

5.3

Tax Obligations. In the event that any Change in Control benefits which Employee is entitled to receive from Bank (either under this Agreement or otherwise) constitute an “excess parachute payment” as defined for the purposes of Section 280G(b)(1) of the Internal Revenue Code of 1986, as amended (the “Code”), then such Change in Control benefits shall be reduced such that no “excess parachute payment” is received by Employee from Bank.

5.4

Mitigation of Benefits.  Employee shall not be required to mitigate the amount of any paid Change in Control benefit by seeking other employment or otherwise, nor shall the amount of any Change in Control benefit be reduced by any compensation earned by Employee as the result of employment by another employer, by retirement benefits, by offset against any amount claimed to be owed by Employee to Bank or for any other reason.

6.

Confidential Information and Property of Bank.

6.1

Confidential Information.  Employee acknowledges and agrees that in connection with his employment by Bank, Employee will have access to certain confidential and proprietary information owned by and related to Bank.  For purposes of this Agreement, “Confidential Information” means any proprietary information of or related to Bank, including but not limited to: (i) operations manuals and guidelines, marketing manuals and plans and business strategies, techniques and methodologies; (ii) financial information, including information set forth in internal records, files and ledgers, or incorporated in profit and loss statements, fiscal reports, sales reports  and business plans; (iii) any and all active prospective mergers or acquisitions of Bank, and all financial data, pricing terms, information memoranda and due diligence reports relating thereto; (iv) all internal memoranda and other office records, including electronic and data processing files and records and financial information regarding customers of Bank and (v) any other information constituting a trade secret under governing trade secrets law.

6.2

Non-Disclosure of Confidential Information.  Employee shall not at any time willfully use, disclose or divulge any such Confidential Information to any person, firm or corporation, except: (i) in connection with the discharge of his duties hereunder; (ii) with the prior written consent of Bank which consent may be withheld in Bank's sole discretion or (iii) to the extent necessary to comply with law or the valid order of a court of competent jurisdiction, in which event Employee shall notify Bank as promptly as practicable and, if possible, prior to making such disclosure.  Employee shall use his best efforts to prevent any such disclosure by others.

7.

Remedies.  For purposes of Sections 4 and 6 of this Agreement, Employee acknowledges that the services to be rendered by him are of a special, unique and extraordinary character and that it would be extremely difficult or impracticable to replace such services, that the material provisions of this Agreement are of crucial importance to Bank and that any damage caused by the breach of this Agreement would result in irreparable harm to the business of Bank for which money damages alone would not be adequate compensation. Accordingly, Employee agrees that if he violates this Agreement, Bank shall, in addition to any other rights or remedies of Bank available at law: (i) be entitled to equitable relief in any court of competent jurisdiction, including, without limitation, temporary injunction and permanent injunction; and (ii) be entitled to hold Employee liable to Bank for all costs and expenses to Bank resulting from such breach (including, without limitation, reasonable attorneys' fees and expenses in dealing with this breach and any suits or actions with regard thereto).

8.

Entire Agreement.  This Agreement constitutes the entire agreement and understanding of the parties with respect to the transactions contemplated hereby and supersedes all prior agreements, arrangements and understandings of the parties with respect to the subject matter hereof.  No amendment or modification of this Agreement shall be valid or binding unless made in writing and signed by the parties hereto.

9.

Notices.  All notices and other communications under this Agreement shall be in writing and shall be deemed to have been duly given on the date of service if served personally on the party (including without limitation service by overnight courier service) to whom notice is to be given, or on the third day after mailing if mailed to the party to whom notice is to be given, by first class mail, registered or certified, postage prepaid, at the address set forth below, or on the date of service if delivered by facsimile to the facsimile number then utilized by the party receiving the facsimile.  All notices shall be addressed to the parties to be served as follows:

(a) If to Bank: The Commercial and Savings Bank of Millersburg 6 West Jackson Street Millersburg, Ohio 44654 Attn: Mr. C. James Bess	Copy to: Dinsmore & Shohl LLP 1900 Chemed Center 255 East Fifth Street Cincinnati, Ohio 45202 Attention: John E. Barnes, Esq.
(b) If to Employee: Kelly W. George 10787 Shreve Road Shreve, Ohio 44676

10.

Severability.  If any provision of this Agreement shall be invalid or unenforceable, in whole or in part, then such provision shall be deemed to be modified or restricted to the extent and in the manner necessary to render the same valid and enforceable, and this Agreement shall be construed and enforced to the maximum extent permitted by law.

11.

Waiver.  No waiver of any default or breach of this Agreement shall be deemed a continuing waiver or a waiver of any other breach or default.

12.

Governing Law.  This agreement shall be governed by and construed in accordance with the laws of the State of Ohio without regard to principles of conflicts of law.

13.

Assignment.  Employee may not assign any rights under this Agreement without the prior written consent of Bank. If Bank, or any entity resulting from any stock purchase, merger or consolidation with or into Bank, is merged with or consolidated into or with any other entity or entities, or if substantially all of the stock or operating assets of any of the aforementioned entities is sold or otherwise transferred to another entity, the provisions of this Agreement shall be binding upon and shall inure to the benefit of the continuing entity in, or the entity resulting from, such asset purchase, merger or consolidation, or the entity to which such assets are sold or transferred.

14.

Headings; Gender.  The headings contained in this Agreement are for reference purposes only and should not affect in any way the meaning or interpretation of this Agreement.  When the context requires, the gender of all words used herein shall include the masculine, feminine and neuter.

15.

Mutual Negotiation.

Each party has been represented by counsel in drafting and negotiating this Agreement.  This Agreement shall therefore be deemed to have been negotiated, prepared and drafted jointly hereto.  This Agreement shall not be construed against any party as the sole drafter or author of the Agreement.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the Effective Date.

THE COMMERCIAL AND SAVINGS BANK OF MILLERSBURG, an Ohio state bank

By:  /s/ C. James Bess

Its:  Chairman, President and CEO

EMPLOYEE

 /s/ Kelly W. George

Kelly W. George

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exhibit10.3.doc

EXHIBIT 1

DUTIES

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exhibit10.3.doc